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Exhibit 99.1

SUPPLEMENTAL REGULATION FD DISCLOSURE

DEFINITIONS

        Unless the context otherwise indicates or requires, as used in this current report on Form 8-K:

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  the terms "we," "us," "our," "Company" or "Neiman Marcus" refer to The Neiman Marcus Group, Inc. and its consolidated subsidiaries unless we expressly state otherwise or the context otherwise requires;

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  references to the "merger" are to the merger of Newton Acquisition Merger Sub, Inc. with and into The Neiman Marcus Group, Inc.;

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  references to the "Neiman Marcus stores" are to our 35 Neiman Marcus full-line stores;

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  references to the "Bergdorf Goodman stores" are to our two Bergdorf Goodman full-line stores;

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  references to "Specialty Retail" are to the Neiman Marcus stores, the Bergdorf Goodman stores and all clearance centers that the Company operates;

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  references to "Neiman Marcus Direct" are to the direct-to-consumer segment of The Neiman Marcus Group, Inc. business, including catalog and online sales through the Neiman Marcus brand, catalog and online sales through the Horchow brand, and online sales through the Bergdorf Goodman brand;

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  references to the "Brand Development Companies" are to Kate Spade LLC, in which we currently own a 56% interest, and Gurwitch Products, L.L.C., in which we currently own a 51% interest;

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  references to the "Chef's Catalog Disposition" are to the sale of our Chef's Catalog direct marketing operations in November 2004;

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  references to the "Credit Card Sale" are to the sale on July 7, 2005 to HSBC Bank Nevada, National Association, of our approximately three million private label Neiman Marcus and Bergdorf Goodman credit card accounts and related assets, as well as the outstanding balances associated with such accounts, the total purchase price of which was approximately $647 million, consisting of approximately $534 million in net cash proceeds and the assumption of approximately $113 million of outstanding debt under our revolving credit card securitization facility. As a part of the Credit Card Sale, we entered into a long-term marketing and servicing alliance with HSBC, under the terms of which HSBC offers credit cards and non-card payment plans bearing our brands and we receive from HSBC ongoing payments related to credit card sales and compensation for marketing and servicing activities;

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  references to "comparable revenues" include (a) revenues derived from our Specialty Retail stores open for more than 52 weeks, including stores that have relocated or expanded, (b) revenues from our Neiman Marcus Direct operation and (c) revenues from our Brand Development Companies and exclude the revenues of closed stores and the revenues of our Chef's Catalog direct marketing operations for all periods prior to the Chef's Catalog Disposition;

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  the term "CAGR" refers to compound annual growth rate;

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  references to the "Sponsors" are to the investment funds affiliated with Texas Pacific Group and Warburg Pincus LLC that have committed to provide the equity investment to fund a portion of the cash consideration to be paid as part of the merger; and

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  references to any "fiscal year" are to our fiscal year, which ends on the Saturday closest to July 31 (in particular, fiscal year 2005 comprised the 52 weeks ended July 30, 2005, fiscal year 2004 comprised the 52 weeks ended July 31, 2004 and fiscal year 2003 comprised the 52 weeks ended August 2, 2003).

FORWARD-LOOKING STATEMENTS

        This current report on Form 8-K contains forward-looking statements based on estimates and assumptions. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "predict," "expect," "estimate," "intend," "would," "could," "should," "anticipate," "believe," "project" or "continue" or the negative thereof or other similar words. Any or all of our forward-looking statements in this current report on Form 8-K may turn out to be incorrect, possibly to a material degree. Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from our forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

        Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

        Political and General Economic Conditions

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  current political and general economic conditions or changes in such conditions including relationships between the United States and the countries from which we source our merchandise;

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  terrorist activities in the United States and elsewhere;

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  political, social, economic or other events resulting in the short- or long-term disruption in business at our stores, distribution centers or offices;

        Customer Demographic Issues

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  changes in the demographic or retail environment;

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  changes in consumer confidence resulting in a reduction of discretionary spending on goods;

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  changes in consumer preferences or fashion trends;

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  changes in our relationships with key customers;

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  changes in our proprietary credit card arrangement that adversely impact our ability to provide credit to our customers;

        Merchandise Procurement and Supply Chain Considerations

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  changes in our relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability;

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  delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise;

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  changes in foreign currency exchange or inflation rates;

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  significant increases in paper, printing and postage costs;

        Industry and Competitive Factors

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  competitive responses to our loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers;

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  seasonality of the retail business;

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  adverse weather conditions or natural disasters, particularly during peak selling seasons;

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  delays in anticipated store openings and renovations;

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  our success in enforcing our intellectual property rights;

        Employee Considerations

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  changes in key management personnel and our ability to retain key management personnel;

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  changes in our relationships with certain of our key sales associates and our ability to retain our key sales associates;

        Legal and Regulatory Issues

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  changes in government or regulatory requirements increasing our costs of operations;

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  litigation that may have an adverse effect on our financial results or reputation;

        Issues Relating to the Transactions (as defined below)

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  the effects on us of incurring a substantial amount of indebtedness under our new debt documentation;

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  the effects on us of complying with the covenants contained in our new debt documentation;

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  restrictions the terms and conditions of our new debt documentation may place on our ability to respond to changes in our business or to take certain actions;

        Other Factors

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  the design and implementation of new information systems as well as enhancements of existing systems; and

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  other risks, uncertainties and factors set forth in this current report on Form 8-K and in our reports and documents filed with the SEC.

        The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

THE TRANSACTIONS

        On May 1, 2005, Newton Acquisition Merger Sub, Inc. and its parent company, Newton Acquisition, Inc., entered into an Agreement and Plan of Merger with The Neiman Marcus Group, Inc., pursuant to which each share of common stock of The Neiman Marcus Group, Inc. (other than shares held in treasury or owned by Newton Acquisition Merger Sub, Inc., its parent company or any direct or indirect subsidiary of Newton Acquisition Merger Sub, Inc. and other than shares held by stockholders who properly demand appraisal rights) will be converted into the right to receive $100.00 in cash, without interest. The merger will be structured as a reverse subsidiary merger, under which Newton Acquisition Merger Sub, Inc. will be merged with and into The Neiman Marcus Group, Inc. at closing, and The Neiman Marcus Group, Inc. will be the surviving corporation. Newton Holding, LLC and Newton Acquisition, Inc. have been formed for the purpose of consummating the merger and related transactions.

        In connection with the merger, we intend to:

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  enter into a new senior secured term loan facility (in an aggregate principal amount of $1,000 million);

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  enter into a new senior secured asset-based revolving credit facility with a maximum availability at closing, subject to borrowing base limitations, of $600 million;

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  incur an additional $850 million of new senior secured indebtedness;

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  incur an additional $750 million original principal amount of new senior unsecured indebtedness;

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  incur an additional $575 million of new senior subordinated indebtedness;

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  call our existing 6.65% senior notes due 2008 for redemption; and

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  terminate our existing $350 million unsecured revolving credit agreement.

        The Sponsors have collectively agreed to cause up to $1,550 million of cash to be contributed as equity to Newton Acquisition Merger Sub, Inc. immediately prior to the merger. We anticipate that the actual amount of equity contributions made as part of the merger funding will be approximately $1,467 million, consisting of indirect contributions of:

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  approximately $1,225 million provided by investment funds associated with or designated by a Sponsor (collectively, the "Sponsor Funds"), including certain other funds investing directly through a Sponsor Fund,

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  approximately $220 million provided by certain investors who have agreed to co-invest with the Sponsor Funds or through a vehicle jointly controlled by the Sponsors (the "Co-Investors"), and

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  approximately $22 million provided by certain of our executive officers and members of our senior management (the "Management Participants").

        We refer to the Sponsor Funds, the Co-Investors and the Management Participants collectively as the "Investors."

        The Sponsors will finance the purchase of the Company and the redemption of our existing 2008 notes through the borrowings described above, equity investments by the Investors and cash on hand at the Company.

        The closing of the merger is expected to occur simultaneously with the transactions described above, which we refer to (including our payment of any related costs) collectively herein as the "Transactions."

        The obligations of The Neiman Marcus Group, Inc., Newton Acquisition, Inc. and Newton Acquisition Merger Sub, Inc. to complete the merger are subject to the satisfaction or waiver of certain customary conditions set forth in the merger agreement.

        In connection with the Transactions, we will incur significant indebtedness and will be highly leveraged. In addition, the Transactions will be accounted for using purchase accounting whereby the purchase price paid to effect the Transactions will be allocated to state the acquired assets and liabilities at fair value. The purchase accounting adjustments will increase the carrying value of our property and equipment, establish intangible assets for our tradenames, customer lists and favorable lease commitments and revalue our long-term benefit plan obligations, among other things. Subsequent to the Transactions, interest expense and non-cash depreciation and amortization charges will significantly increase. As a result, our financial statements subsequent to the Transactions will not be comparable to our historical financial statements.

        We have separately filed a current report on Form 8-K/A containing unaudited pro forma financial statements relating to the Transactions.

THE NEIMAN MARCUS GROUP, INC.

Overview

        We are one of the nation's leading luxury retailers, offering distinctive merchandise and excellent customer service that cater to the needs of the affluent consumer. Since our founding in the early 1900s, we have established ourselves as a leading fashion authority among luxury consumers and have become a premier U.S. retail channel for many of the world's most exclusive designers. Currently, we operate 35 Neiman Marcus full-line stores at prime retail locations in major U.S. markets and two Bergdorf Goodman stores on Fifth Avenue in New York City. We also operate catalogs and e-commerce websites under the brands Neiman Marcus®, Bergdorf Goodman® and Horchow® and own majority interests in Kate Spade LLC, which designs and retails high-end accessories, and Gurwitch Products, L.L.C., which designs and markets Laura Mercier® cosmetics.

        We operate an integrated, multi-channel retailing model as described below:

        Specialty Retail.    Our specialty retail store operations ("Specialty Retail") consist primarily of our 35 Neiman Marcus stores and two Bergdorf Goodman stores. We also operate 17 clearance centers to provide an outlet for the sale of end-of-season clearance merchandise. Over our past five fiscal years, Specialty Retail has achieved a compounded annual growth rate, or CAGR, in revenues of 4.9%. During fiscal year 2005, Specialty Retail accounted for 81.2% of our total revenues.

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  Neiman Marcus Stores.  Neiman Marcus stores offer distinctive luxury merchandise, including women's couture and designer apparel, contemporary sportswear, handbags, fashion accessories, shoes, cosmetics, men's clothing and furnishings, precious and designer jewelry, decorative home accessories, fine china, crystal and silver, children's apparel and gift items. We locate our Neiman Marcus stores at carefully selected venues that cater to our target customers in major metropolitan markets across the United States, and design our stores to provide a feeling of residential luxury by blending art and architectural details from the communities in which they are located. During fiscal year 2005, our full-line Neiman Marcus stores and clearance centers accounted for 70.4% of our total revenues and 86.8% of Specialty Retail revenues.

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  Bergdorf Goodman Stores.  Bergdorf Goodman is a premier luxury retailer in New York City well known for its couture merchandise, opulent shopping environment and landmark Fifth Avenue locations. Bergdorf Goodman features high-end apparel, fashion accessories, shoes, traditional and contemporary decorative home accessories, precious and designer jewelry, cosmetics and gift items. During fiscal year 2005, our Bergdorf Goodman stores accounted for 10.7% of our total revenues and 13.2% of Specialty Retail revenues.

        Neiman Marcus Direct.    Our upscale direct-to-consumer operation ("Neiman Marcus Direct") conducts catalog and online sales of fashion apparel, accessories and home furnishings through the Neiman Marcus brand, catalog and online sales of home furnishings and accessories through the Horchow brand, and online sales of fashion apparel and accessories through the Bergdorf Goodman brand.

        In fiscal year 2005, Neiman Marcus Direct generated revenues of $592.1 million, or 15.5% of our total revenues, with over one million customers making a purchase through one of our catalogs or websites. Our catalog business circulated over 100 million catalogs. We regularly send e-mails to over 1.7 million e-mail addresses, alerting our customers to our newest merchandise and the latest fashion trends. Over the last five fiscal years, Neiman Marcus Direct has achieved a CAGR in revenues of 7.9%.

        In recent years, we have achieved industry-leading financial performance, including strong growth in sales per square foot and comparable revenues, along with stable operating margins and significant cash flow generation. Our Neiman Marcus and Bergdorf Goodman stores generated combined sales per square foot of $577 in fiscal year 2005. This is substantially higher than the sales per square foot for calendar year 2004 generated by the Saks Fifth Avenue Enterprises segment of Saks Incorporated and Nordstrom, Inc. In addition, our operating margins have been higher than those of Saks Incorporated and Nordstrom, Inc. for each of the past five fiscal years.

Industry Overview

        We operate in the luxury apparel and accessories segment of the U.S. retail industry and have arrangements with luxury-branded fashion vendors, including Chanel, Prada, St. John, David Yurman, Ermenegildo Zegna, Gucci, Giorgio Armani and Manolo Blahnik, to market and sell their merchandise. Luxury-branded fashion vendors typically manage the distribution and marketing of their merchandise to maximize the perception of brand exclusivity and to facilitate the sale of their goods at premium prices, including by limiting the number of retail locations through which they distribute their merchandise. These retail locations typically consist of a limited number of specialty stores, high-end department stores and, in some instances, vendor-owned proprietary boutiques. Retailers that compete with us for the distribution of luxury fashion brands include Saks Fifth Avenue, Nordstrom, Barney's New York and other national, regional and local retailers.

        We believe that the following factors benefit well-positioned luxury retailers:

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  attractive demographic trends, including increasing wealth concentration and an aging baby boomer population;

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  growing consumer demand for prestige brands and exclusive products;

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  retail consumption patterns of affluent consumers that are generally less influenced by economic cycles than middle- or lower-income consumers;

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  higher price points and limited distribution of luxury merchandise, which have generally protected high-end specialty retailing from the growth of discounters and mass merchandisers;

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  aggressive marketing by luxury brands; and

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  consumer trends towards aspirational lifestyles.

Our Competitive Strengths

        We compete for customers with specialty retailers, traditional and high-end department stores, national apparel chains, vendor-owned proprietary boutiques, individual specialty apparel stores and direct marketing firms. We believe that the combination of the following competitive strengths differentiates our business:

        Premier Luxury Retailer.    With a heritage dating back over 100 years, we have established ourselves as a leading fashion authority among consumers seeking fine luxury apparel and accessories. We believe that we have differentiated ourselves in the U.S. luxury retail segment through our overall shopping experience, which includes our distinctive merchandise selection, excellent customer service, elegant shopping environments and prime store locations. Our buyers have developed strong relationships with preeminent luxury-branded fashion vendors around the world, which enhances the breadth and quality of our merchandise selection. As a result of these factors, we were able to generate sales per square foot for calendar year 2004 that are substantially higher than the average for the same period generated by Saks Fifth Avenue and Nordstrom, as well as publicly-traded traditional department stores.

        Focus on Customer Service.    A key component of our premier shopping experience is our relationship-based customer service model. We have knowledgeable, professional and well-trained sales associates who are paid primarily on a commission basis. We empower all of our sales associates to act as personal shoppers and encourage them to develop long-term sales relationships with our customers rather than merely facilitate individual transactions. In addition, according to the National Retail Foundation annual compensation and benefits survey, our sales associate turnover rate is significantly below the average for U.S. retailers overall. We believe this low turnover rate further contributes to the quality and experience of our professional sales force.

        Industry-Leading Loyalty Program.    We also achieve substantial customer loyalty through our InCircle and BG Rewards loyalty programs at Neiman Marcus and Bergdorf Goodman, respectively, which focus on our most active customers. The InCircle program, which we developed over 20 years ago as one of the first preferred customer loyalty programs of its kind, allows customers to accumulate points for qualifying purchases that can be redeemed for a wide variety of gifts, ranging from gift cards to designer merchandise and trips to exotic locations. The program also includes marketing features consisting of private, in-store events, special magazine issues that feature the latest fashion trends and luxury lifestyle articles and additional marketing campaigns. We believe our loyalty programs generate higher than average transaction sizes, repeat visits and overall customer loyalty. For example, using data from our private label credit card holders, we estimate that in calendar year 2004, InCircle members visited our stores over five times more frequently than non-members, and spent three times as much per visit and almost 20 times as much in total as non-members. Approximately 46% of revenues at Neiman Marcus stores in calendar year 2004 were generated by our InCircle members.

        Long-Standing Partnerships with Our Vendors.    Our highly experienced team of buyers has developed strong relationships with preeminent luxury vendors around the world. Our brand identity, affluent customer base and positioning as a retailer of exclusive or limited distribution luxury merchandise and design collections, coupled with our scale and geographic footprint, together create an attractive distribution channel for luxury-branded fashion vendors. Through each of our channels, our suppliers can showcase their products and reach a broad audience of their target customers. In addition, our vendor base is diverse, with no single vendor representing more than 5% of the cost of our total purchases in fiscal year 2005. The breadth of our sourcing helps mitigate risks associated with a single brand or designer.

        Significant Market Penetration From Integrated Multi-Channel Model.    We offer products through our complementary Neiman Marcus Direct and Specialty Retail businesses, which enables us to maximize our brand recognition and strengthen our customer relationships across all channels. Our well-established catalog and online operation expands our reach beyond the trading area of our retail stores, as approximately 50% of our Neiman Marcus Direct customers in fiscal year 2005 were located outside of the trade areas of our existing retail locations. We also use our catalogs and e-commerce websites as selling and marketing tools to increase the visibility and exposure of our brand and generate customer traffic within our retail stores. We believe the combination of our retail stores and direct selling efforts is the main reason that our multi-channel customers spend more on average than our single-channel customers (approximately 3.5 times more in fiscal year 2005).

        Strong Financial Performance with Significant Cash Flow Generation.    We have exhibited strong financial performance in recent years, marked by increased comparable revenues, growth in our Neiman Marcus Direct business, and steady cash flow generation. Our revenues have grown at a CAGR of 5.6% over the last five fiscal years and Neiman Marcus Direct's revenues have grown at a CAGR of 7.9% over the last five fiscal years. We believe our strong financial performance is driven primarily by the distinctive merchandise assortment we offer our customers, the strong relationship our sales force has with customers whose spending is relatively resistant to economic fluctuations, and our focus on full-price selling.

        Our Business Model and Customer Base Provide Consistent Performance Through Business Cycles.    We have experienced an annual increase in comparable revenues during nine of the past ten fiscal years. Over this period, the only fiscal year in which we experienced a decline in comparable revenues was fiscal year 2002, which was adversely affected by the difficult economic environment at the time and the impact of the terrorist attacks of September 11, 2001. We believe that our quick recovery and strong financial performance since fiscal year 2002 illustrate the strength of our competitive position and the resilient nature of our business model, which is due in part to the relative affluence of our customer base. In addition, we believe our prudent store expansion policy and operational focus on enhancing the profitability of our existing store base have benefited our financial performance.

        Highly Experienced Executive Management Team with a Proven Track Record.    We have an experienced and deep management team committed to maintaining operational excellence. Our senior management team is composed of eight seasoned retail executives who average more than 18 years of retail industry experience and more than ten years with our company. Our executive management team is led by Burton Tansky, who has held executive leadership roles in the luxury retail market for over 30 years, including 15 years with our company in a number of different executive positions, such as Chairman and Chief Executive Officer of Bergdorf Goodman, Chairman and Chief Executive Officer of Neiman Marcus Stores and President and Chief Operating Officer of The Neiman Marcus Group, Inc.

Our Business Strategy

        We intend to pursue the following key elements of our current business strategy:

        Continue to Provide a Premier Luxury Retail Experience.    We intend to continue to provide a premier luxury retail experience by executing our strategy of providing customers with an upscale shopping experience and excellent customer service. We have a long history of offering a distinctive selection of merchandise in an opulent setting with superior, relationship-based customer service that caters to the needs of our affluent customers. We believe our retail model has made our stores a destination for high-end consumers and created a loyal customer base and a valuable brand.

        Continue to Drive Improved Productivity at Existing Stores.    We believe we have historically achieved high sales productivity and strong profitability through our intense focus on full-price selling, disciplined inventory management and expense control. We intend to continue to improve our store operations and profitability by:

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  identifying and promoting high-growth merchandise categories, which in the past have included fine apparel, shoes, handbags, contemporary sportswear and precious and designer jewelry; this strategy has, for example, contributed to an increase in contemporary sportswear sales of almost 28% at Neiman Marcus stores during fiscal year 2005 compared to fiscal year 2004;

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  identifying and investing in stores that we believe have significant growth potential, including making capital improvements, adding sales associates, increasing our marketing efforts and enhancing the depth and breadth of store inventories; and

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  increasing our penetration of select customer segments through targeted sales and marketing programs, including creating relationship managers to help match customers to sales associates who best fit their needs.

        Strategically Invest in New Stores and Remodels.    We plan to continue our disciplined investment program in opening new stores and remodeling existing stores, targeting on a long-term basis an average annual square footage growth of between 2% and 3%.

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  New Store Openings.  We have gradually increased the number of our stores over the past ten years, growing our full-line Neiman Marcus and Bergdorf Goodman store base from 28 stores at the beginning of fiscal year 1995 to our current 37 stores. Prior to entering a new market, we conduct demographic and lifestyle studies to identify attractive retail markets with a high concentration of our target customers. We believe that additional markets throughout the United States can profitably support our retail stores and we plan to continue our prudent and conservative approach to new store openings in the future. In addition, we believe new store opportunities will continue to emerge as other metropolitan markets develop and mature. We recently opened a new store in San Antonio and currently plan to open new stores in Boca Raton in November 2005, Charlotte in Fall 2006, Austin in Spring 2007, suburban Boston and Long Island in Fall 2007 and the greater Los Angeles area in Fall 2008. In total, we expect that these planned new stores will add over 665,000 square feet of new store space over approximately the next three years, representing an almost 13% increase in square footage as compared to the current aggregate square footage of our full-line Neiman Marcus and Bergdorf Goodman stores.

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  Store Remodels.  We plan to continue our successful store remodeling program. We generally experience an increase in comparable revenues and sales per square foot at stores that undergo a remodel or expansion. In addition to improving the overall shopping environment, a large number of our remodels also involve significant growth in the square footage of the store's selling area. In the past three fiscal years, we have added 71,000 square feet to our Las Vegas store, 30,000 square feet to our Newport Beach store and, most recently, 56,000 square feet to our San Francisco store for which the final phases of the renovation are planned to be completed by the spring of 2006. Also, we have major remodels underway at our San Francisco, Houston and Bergdorf Goodman stores.

        Continue to Grow our Neiman Marcus Direct Business.    Our Neiman Marcus Direct business has achieved significant revenue and profit growth over the last five fiscal years. The revenues and operating margins of Neiman Marcus Direct have grown from $493.5 million and 9.3%, respectively, in fiscal year 2003 to $592.1 million and 12.7%, respectively, in fiscal year 2005. Our online sales remain the fastest growing component of Neiman Marcus Direct, generating $313.1 million in revenues in fiscal year 2005, as compared to $157.1 million in fiscal year 2003. The average order value of our online sales has also increased by approximately 35% over the same time period. Through continued investment in our catalogs and e-commerce websites, we expect to build on our success in this channel in the future. Some of our recent and upcoming initiatives for Neiman Marcus Direct include:

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  our conversion of BergdorfGoodman.com from an information-only to a fully transactional website;

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  partnering with vendors to launch co-branded e-commerce capabilities on their websites, utilizing our growing internet infrastructure and order fulfillment expertise; and

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  the creation of a separate website, through which we will sell end-of-season and past season clearance merchandise as a way to more efficiently liquidate inventory.

        Continue to Invest in Our Employees.    Our seasoned management team, our talented buyers and our experienced sales associates are key assets of our business. Our strategy is to continue to invest in our employees as we believe they are the primary driver of our strong financial performance and market status. Consistent with our strategy, we plan to continue to invest in our tailored and intensive employee training programs, in which our sales associates receive extensive training in customer service, selling skills and product knowledge. These programs average over 120 hours per year per employee. In addition, the Company has a 15-week Executive Development Program, which provides the theoretical understanding and practical experience necessary for a career in Neiman Marcus merchandising. The program includes both classroom based learning and on-the-job rotations through different divisions of our business.

        Continue to Invest in Our Distribution Facilities, Support Functions and Information Technology.    We believe that investment in our distribution facilities, support functions and information technology is a vital component of our long-term business goals and objectives. Our investments in logistics allow us to respond rapidly to changes in sales trends and customer demands while enhancing our inventory management and improving our profitability and cash flow. For example, during fiscal year 2004, we expanded our distribution center in Longview, Texas. As part of this expansion, we realigned the warehouse space, enabling us to strengthen our "locker stock" inventory management program. With this program, we maintain certain key inventory items centrally, allowing us to restock inventory at individual stores more efficiently and to maximize opportunities for full-price selling. In addition, our sales associates can use the program to ship items directly to our customers, thereby improving customer service and increasing productivity.

OWNERSHIP AND CORPORATE STRUCTURE

        Our ownership and corporate structure immediately following consummation of the Transactions and the redemption of our existing 2008 notes is described in the diagram below.

(1)
Includes (i) approximately $1,225 million of equity contributed by the Sponsor Funds, (ii) approximately $220 million of equity contributed by the Co-Investors and (iii) approximately $22 million of equity contributed by the Management Participants in the form of a combination of cash and a rollover of their existing equity interests in The Neiman Marcus Group, Inc.

(2)
In connection with the Transactions, Newton Acquisition, Inc. will establish a management option pool of up to 7.5% of its common stock on a fully diluted basis in order to grant appropriate equity incentive to management and certain key employees. We expect that options in respect of approximately 7.00% to 7.25% of the shares of Newton Acquisition, Inc. on a fully-diluted basis will be granted pursuant to this pool on or shortly after the closing.

(3)
Our senior secured term loan facility will be secured by (i) our capital stock and certain capital stock held by us and certain of our tangible and intangible assets including certain material owned and leased real property, other than as described in clause (ii) (the "Non-Current Asset Collateral") on a first-priority basis and (ii) personal property consisting of inventory and related accounts, cash, deposit accounts, credit card proceeds and certain related assets (the "Current Asset Collateral") on a second-priority basis.

(4)
Our senior secured asset-based revolving credit facility will provide up to $600 million senior secured financing, subject to borrowing base limitations, and will be secured by (i) the Current Asset Collateral on a first-priority basis and (ii) the Non-Current Asset Collateral on a second-priority basis.

(5)
Our new senior secured indebtedness with an aggregate principal amount of $850 million will be secured by (i) Non-Current Asset Collateral on a first-priority basis and (ii) the Current Asset Collateral on a second-priority basis.

(6)
Our existing 2028 debentures will, to the extent required by the terms of the indenture governing our existing 2028 debentures, be secured by a substantial portion of the Non-Current Asset Collateral (other than our capital stock and certain other assets) subject to the liens granted to secure our new senior secured credit facilities and the senior secured indebtedness. See "Liquidity and Capital Resources Relating to the Transactions—Existing 2028 Debentures."

RISKS RELATED TO OUR INDEBTEDNESS

We will have a substantial amount of indebtedness following completion of the Transaction, which may adversely affect our cash flow and our ability to operate our business, to comply with debt covenants and make payments on our indebtedness.

        After completing the Transactions, we will be highly leveraged. As of July 30, 2005, after giving pro forma effect to the Transactions and the redemption after the closing of our existing 2008 notes, our total indebtedness would have been approximately $3,301.4 million. We also would have had approximately $600 million available for borrowing under our new senior secured asset-based revolving credit facility at that date (assuming that the borrowing base on such date was at least that amount and without giving effect to any outstanding letters of credit, which would reduce the amount available thereunder). Our substantial indebtedness, combined with our lease and other financial obligations and contractual commitments, could have other important consequences. For example, it could:

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  make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

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  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that are less highly leveraged and therefore may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

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  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

        Any of the above listed factors could materially adversely affect our business, financial condition and results of operations.

        In addition, our interest expense could increase if interest rates increase because the entire amount of the indebtedness under our new senior secured credit facilities will bear interest at floating rates. As of July 30, 2005, after giving pro forma effect to the Transactions and the redemption after the closing of our existing 2008 notes, we would have had approximately $1,001.4 million of floating rate debt, including under our new senior secured credit facilities. Our pro forma interest expense for the fiscal year 2005 would have been approximately $268.5 million. A 1% increase in the interest rate on our floating rate debt would increase pro forma annual interest expense by approximately $10.3 million.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

The specialty retail industry is highly competitive.

        The specialty retail industry is highly competitive and fragmented. Competition is strong both to attract and sell to customers and to establish relationships with, and obtain merchandise from, key vendors.

        We compete for customers with specialty retailers, traditional and high-end department stores, national apparel chains, vendor-owned proprietary boutiques, individual specialty apparel stores and direct marketing firms. We compete for customers principally on the basis of quality and fashion, customer service, value, assortment and presentation of merchandise, marketing and customer loyalty programs and, in the case of Neiman Marcus and Bergdorf Goodman, store ambiance. In our Specialty Retail business, merchandise assortment is a critical competitive factor, and retail stores compete for exclusive, preferred and limited distribution arrangements with key designers. Many of our competitors are larger than we are and have greater financial resources than we do. In addition, certain designers from whom we source merchandise have established competing free-standing retail stores in the same vicinity as our stores. If we fail to successfully compete for customers or merchandise, our business will suffer.

We are dependent on our relationships with certain designers, vendors and other sources of merchandise.

        Our relationships with established and emerging designers are a key factor in our position as a retailer of high-fashion merchandise, and a substantial portion of our revenues is attributable to our sales of designer merchandise. Many of our key vendors limit the number of retail channels they use to sell their merchandise and competition among luxury retailers to obtain and sell these goods is intense. Our relationships with our designers have been a significant contributor to our past success. We have no guaranteed supply arrangements with our principal merchandising sources. Accordingly, there can be no assurance that such sources will continue to meet our quality, style and volume requirements. Moreover, nearly all of the brands of our top designers are sold by competing retailers, and many of our top designers also have their own dedicated retail stores. If one or more of our top designers were to cease providing us with adequate supplies of merchandise or, conversely, were to increase sales of merchandise through its own stores or to the stores of our competitors, our business could be adversely affected. In addition, any decline in the popularity or quality of any of our designer brands could adversely affect our business.

If we significantly overestimate our sales, our profitability may be adversely affected.

        We make decisions regarding the purchase of our merchandise well in advance of the season in which it will be sold. For example, women's apparel, men's apparel and shoes are typically ordered six to nine months in advance of the products being offered for sale, while handbags, jewelry and other categories of merchandise are typically ordered three to six months in advance. If our sales during any season, particularly a peak season, are significantly lower than we expect for any reason, we may not be able to adjust our expenditures for inventory and other expenses in a timely fashion and may be left with a substantial amount of unsold inventory. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess inventory. This could have an adverse effect on our margins and operating income. At the same time, if we fail to purchase a sufficient quantity of merchandise, we may not have an adequate supply of products to meet consumer demand. This may cause us to lose sales or harm our customer relationships.

Our failure to identify changes in consumer preferences or fashion trends may adversely affect our performance.

        Our success depends in large part on our ability to identify fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. If we fail to adequately match our product mix to prevailing customer tastes, we may be required to sell our merchandise at higher average markdown levels and lower average margins. Furthermore, the products we sell often require long lead times to order and must appeal to consumers whose preferences cannot be predicted with certainty and often change rapidly. Consequently, we must stay abreast of emerging lifestyle and consumer trends and anticipate trends and fashions that will appeal to our consumer base. Any failure on our part to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect our business.

Our business and performance may be affected by our ability to implement our store expansion and remodeling strategies.

        Based upon our expansion strategy, we expect that planned new stores will add over 665,000 square feet of new store space over approximately the next three years, representing an almost 13% increase above the current aggregate square footage of our full-line Neiman Marcus and Bergdorf Goodman stores, and that our store remodeling program will add additional new store space from remodels that are already underway. New store openings involve certain risks, including constructing, furnishing and supplying a store in a timely and cost effective manner, accurately assessing the demographic or retail environment at a given location, hiring and training quality staff, obtaining necessary permits and zoning approvals, obtaining commitments from a core group of vendors to supply the new store, integrating the new store into our distribution network and building customer awareness and loyalty. In undertaking store remodels, we must complete the remodel in a timely, cost effective manner, minimize disruptions to our existing operations, and succeed in creating an improved shopping environment. If we fail to execute on these or other aspects of our store expansion and remodeling strategy, we could suffer harm to our sales, an increase in costs and expenses and an adverse effect on our business.

Acts of terrorism could adversely affect our business.

        The economic downturn that followed the terrorist attacks of September 11, 2001 had a material adverse effect on our business. Any further acts of terrorism or other future conflict may disrupt commerce and undermine consumer confidence, cause a downturn in the economy generally, cause consumer spending or shopping center traffic to decline or reduce the desire of our customers to make discretionary purchases. Any of the foregoing factors could negatively impact our sales revenue, particularly in the case of any terrorist attack targeting retail space, such as a shopping center. Furthermore, an act of terrorism or war, or the threat thereof, could negatively impact our business by interfering with our ability to obtain merchandise from foreign manufacturers. Any future inability to obtain merchandise from our foreign manufacturers or to substitute other manufacturers, at similar costs and in a timely manner, could adversely affect our business.

Deterioration in economic conditions could adversely affect our business.

        The merchandise we sell consists in large part of luxury retail goods. The purchase of these goods by customers is discretionary, and therefore highly dependent upon the level of consumer spending, particularly among affluent customers. Accordingly, sales of these products may be adversely affected by an economic downturn, increases in consumer debt levels, uncertainties regarding future economic prospects or a decline in consumer confidence. An economic downturn in the United States generally or in any of the geographic areas in which we have stores, particularly in Texas, California, Florida and the New York City metropolitan area, from which we derive a significant portion of our revenues, could have a material adverse effect on our business and results of operations.

The loss of any of our senior management team or attrition among our buyers or key sales associates could adversely affect our business.

        Our success in the specialty retail industry will continue to depend to a significant extent on our senior management team, buyers and key sales associates. We rely on the experience of our senior management, who have specific knowledge relating to us and our industry that would be difficult to replace. If we were to lose a portion of our buyers or key sales associates, our ability to benefit from long-standing relationships with key vendors or to provide relationship-based customer service may suffer. We cannot assure you that we will be able to retain our current senior management team, buyers or key sales associates. The loss of any of these individuals could adversely affect our business.

Inflation may adversely affect our business operations in the future.

        In recent years, we have experienced certain inflationary conditions in our cost base due primarily to (1) changes in foreign currency exchange rates that have reduced the purchasing power of the U.S. dollar and (2) increases in selling, general and administrative expenses, particularly with regard to employee benefits. Inflation can harm our margins and profitability if we are unable to increase prices or cut costs enough to offset the effects of inflation in our cost base. If inflation in these or other costs worsens, we cannot assure you that our attempts to offset the effects of inflation and cost increases through control of expenses, passing cost increases on to customers or any other method will be successful. Any future inflation could adversely affect our profitability and our business.

Failure to maintain competitive terms under our loyalty programs could adversely affect our business.

        We maintain loyalty programs that are designed to cultivate long-term relationships with our customers and enhance the quality of service we provide to our customers. We must constantly monitor and update the terms of our loyalty programs so that they continue to meet the demands and needs of our customers and remain competitive with loyalty programs offered by other high-end specialty retailers. Given that approximately 46% of our revenues at Neiman Marcus stores in calendar year 2004 were generated by our InCircle loyalty program members, our failure to continue to provide quality service and competitive loyalty programs to our customers through the InCircle loyalty program could adversely affect our business.

Changes in our credit card arrangements, applicable regulations and consumer credit patterns could adversely impact our ability to facilitate the provision of consumer credit to our customers and adversely affect our business.

        We maintain a proprietary credit card program through which credit is extended to customers under the "Neiman Marcus" and "Bergdorf Goodman" names. Because a majority of our revenues were transacted through our proprietary credit cards, changes in our proprietary credit card arrangement that adversely impact our ability to facilitate the provision of consumer credit may adversely affect our performance. We recently sold our approximately three million private label credit card accounts and related assets, as well as the outstanding balances associated with such accounts. Initially, we will continue to handle key customer service functions, including new account processing, most transaction authorization, billing adjustments, collection services and customer inquiries. As part of this transaction, we are changing, and will continue to change, the terms of credit offered to our customers following the Credit Card Sale. In addition, the purchaser of our credit card business will have discretion over certain policies and arrangements with credit card customers and may change these policies and arrangements in ways that affect our relationship with these customers. Any such changes in our credit card arrangements may adversely affect our credit card program and ultimately, our business.

        Credit card operations are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. The purchaser of our credit card business is subject to regulations to which we were not subject prior to the Credit Card Sale. Any effect of these regulations or change in the regulation of credit arrangements that would materially limit the availability of credit to our customer base could adversely affect our business. In addition, changes in credit card use, payment patterns, and default rates may result from a variety of economic, legal, social, and other factors that we cannot control or predict with certainty.

Our business can be affected by extreme or unseasonable weather conditions.

        Extreme weather conditions in the areas in which our stores are located could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with those unseasonable conditions. Reduced sales from extreme or prolonged unseasonable weather conditions would adversely affect our business.

We are subject to numerous regulations that could affect our operations.

        We are subject to customs, truth-in-advertising and other laws, including consumer protection regulations and zoning and occupancy ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of retail stores and warehouse facilities. Although we undertake to monitor changes in these laws, if these laws change without our knowledge, or are violated by importers, designers, manufacturers or distributors, we could experience delays in shipments and receipt of goods or be subject to fines or other penalties under the controlling regulations, any of which could adversely affect our business.

Our revenues and cash requirements are affected by the seasonal nature of our business.

        The specialty retail industry is seasonal in nature, with a higher level of sales typically generated in the fall and holiday selling seasons. We have in the past experienced significant fluctuation in our revenues from quarter to quarter with a disproportionate amount of our revenues falling in our second fiscal quarter, which coincides with the holiday season. In addition, we incur significant additional expenses in the period leading up to the months of November and December in anticipation of higher sales volume in those periods, including for additional inventory, advertising and employees.

Our business is affected by foreign currency fluctuations.

        We purchase a substantial portion of our inventory from foreign suppliers whose cost to us is affected by the fluctuation of their local currency against the dollar or who price their merchandise in currencies other than the dollar. Accordingly, changes in the value of the dollar relative to foreign currencies may increase our cost of goods sold and, if we are unable to pass such cost increases on to our customers, decrease our gross margins and ultimately our earnings. Fluctuations in the Euro-dollar exchange rate affect us most significantly; however, we source goods from numerous countries and thus are affected by changes in numerous currencies and, generally, by fluctuations in the U.S. dollar relative to such currencies. Although we hedge some exposures to changes in foreign currency exchange rates arising in the ordinary course of business, foreign currency fluctuations may have a material adverse effect on our business, financial condition and results of operations.

A purported stockholder class action lawsuit against us could adversely affect our business, including the merger and related transactions.

        On May 4, 2005, a purported class action complaint, NECA-IBEW Pension Fund (The Decatur Plan) v. The Neiman Marcus Group, Inc. et al. (CA No. 3-05 CV-0898B), was filed by a putative stockholder in federal court in the Northern District of Texas against The Neiman Marcus Group, Inc. and its directors challenging the proposed merger. An amended complaint was filed on July 25, 2005. The amended complaint alleges a cause of action for breach of fiduciary duty against us and our directors claiming, among other things, that the defendants are endeavoring to complete the sale of The Neiman Marcus Group, Inc. and its assets at a grossly inadequate and unfair price and pursuant to an unfair process that fails to maximize stockholder value. In addition, the amended complaint alleges that the directors are not independent and breached their fiduciary duties in connection with the approval of the merger by, among other things, tailoring the transaction to serve the interests of the defendants and the family of Richard A. Smith, chairman of our board of directors and our largest stockholder, rather than structuring the merger to obtain the highest price for stockholders, depriving public stockholders of the value of certain assets (including the credit card business and our third fiscal quarter of fiscal year 2005 profits), failing to realize the financial benefits from the sale of the credit card business, not engaging in a fair process of negotiating at arm' s length, including provisions precluding superior competing bids (including a termination fee and no solicitation provision) and structuring a preferential deal for insiders. The amended complaint further claims that our financial advisor had a conflict of interest by also acting as a financing source for the merger, and that our proxy statement in respect of the merger allegedly omitted material information purportedly necessary to ensure a fully informed stockholder vote. The amended complaint currently seeks, among other things, injunctive relief to enjoin the consummation of the merger, to rescind any actions taken to effect the merger, to direct the defendants to sell or auction The Neiman Marcus Group, Inc. for the highest possible price, and to impose a constructive trust in favor of plaintiffs upon any benefits improperly received by defendants. The lawsuit is in its preliminary stage and we expect to file a motion to dismiss the lawsuit in October 2005. While we believe that the lawsuit is without merit and intend to defend vigorously against it, there can be no assurance that it will not adversely affect our business, including the merger and related transactions.

Conditions in, and the United States' relationship with, the countries where we source our merchandise could affect our sales.

        A substantial majority of our merchandise is manufactured overseas, mostly in Europe. As a result, political instability or other events resulting in the disruption of trade from other countries or the imposition of additional regulations relating to or duties upon imports could cause significant delays or interruptions in the supply of our merchandise or increase our costs, either of which could have a material adverse effect on our business. If we are forced to source merchandise from other countries, those goods may be more expensive or of a different or inferior quality from the ones we now sell. The importance to us of our existing designer relationships could present additional difficulties, as it may not be possible to source merchandise from a given designer from alternative jurisdictions. If we were unable to adequately replace the merchandise we currently source with merchandise produced elsewhere, our business could be adversely affected.

Significant increases in costs associated with the production of catalogs and other promotional material may adversely affect our operating income.

        We advertise and promote in-store events, new merchandise and fashion trends through print catalogs and other promotional materials mailed on a targeted basis to our customers. Significant increases in paper, printing and postage costs could affect the cost of producing these materials and as a result, may adversely affect our operating income.

We will be indirectly owned and controlled by the Sponsors, and their interests as equity holders may conflict with those of creditors.

        After giving effect to the Transactions, we will be indirectly owned and controlled by the Sponsors and certain other equity investors, and the Sponsors will have the ability to control our policies and operations. The interests of the Sponsors may not in all cases be aligned with creditors' interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with creditors' interests. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to holders of our indebtedness. Furthermore, the Sponsors may in the future own businesses that directly or indirectly compete with us. One or more of the Sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

If we are unable to enforce our intellectual property rights, or if we are accused of infringing on a third party's intellectual property rights, our net income may decline.

        We and our subsidiaries currently own our trademarks and service marks, including the "Neiman Marcus," "Bergdorf Goodman" and "Kate Spade" marks. Our trademarks and service marks are registered in the United States and in various foreign countries, primarily in Europe. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Moreover, we are unable to predict the effect that any future foreign or domestic intellectual property legislation or regulation may have on our existing or future business. The loss or reduction of any of our significant proprietary rights could have an adverse effect on our business.

        Additionally, third parties may assert claims against us alleging infringement, misappropriation or other violations of their trademark or other proprietary rights, whether or not the claims have merit. Claims like these may be time consuming and expensive to defend and could result in our being required to cease using the trademark or other rights and selling the allegedly infringing products. This might have an adverse affect on our sales and cause us to incur significant litigation costs and expenses.

Failure to successfully maintain and update information technology systems and enhance existing systems may adversely affect our business.

        To keep pace with changing technology, we must continuously provide for the design and implementation of new information technology systems as well as enhancements of our existing systems. Any failure to adequately maintain and update the information technology systems supporting our online operations, sales operations or inventory control could prevent our customers from purchasing merchandise on our websites or prevent us from processing and delivering merchandise, which could adversely affect our business.

Delays in receipt of merchandise in connection with either the manufacturing or shipment of such merchandise can affect our performance.

        Substantially all of our merchandise is delivered to us by our vendors as finished goods and is manufactured in numerous locations, including Europe and the United States and, to a lesser extent, China, Mexico and South America. Our vendors rely on third party carriers to deliver merchandise to our distribution facilities. In addition, our success depends on our ability efficiently to source and distribute merchandise to our Specialty Retail stores and Neiman Marcus Direct customers. Events such as U.S. or foreign labor strikes, natural disasters, work stoppages or boycotts affecting the manufacturing or transportation sectors could increase the cost or reduce the supply of merchandise available to us and could adversely affect our results of operations.

LIQUIDITY AND CAPITAL RESOURCES RELATING TO THE TRANSACTIONS

        After the consummation of the Transactions, we will be highly leveraged. As of July 30, 2005, on a pro forma basis after giving effect to the Transactions and the redemption after the closing of our existing 2008 notes, we would have had outstanding approximately $3,301.4 million in aggregate principal amount of indebtedness, with an additional approximately $600 million of borrowing capacity available under our new senior secured asset-based revolving credit facility (assuming that the borrowing base on such date was at least that amount and not giving effect to any outstanding letters of credit, which would reduce the amount available thereunder). Our liquidity requirements will be significant, primarily due to debt service requirements. Our interest expense for the fiscal year ended July 30, 2005 would have been $268.5 million on a pro forma basis after giving effect to the Transactions and the redemption after the closing of our existing 2008 notes, the Credit Card Sale and the Chef's Catalog Disposition.

Senior Secured Asset-Based Revolving Credit Facility

        Overview.    In connection with the Transactions, we will obtain a senior secured asset-based revolving credit facility that will provide senior secured financing of up to $600 million, subject to the borrowing base. The borrowing base at any time will equal the lesser of 80% of eligible inventory (valued at the lower of cost or market value) and 85% of the net orderly liquidation value of the eligible inventory, less certain reserves. Our new senior secured asset-based revolving credit facility will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, and will be available in U.S. dollars. We may borrow a limited amount under our new senior secured asset-based revolving credit facility on the closing date of the Transactions. We currently estimate that at the closing of the Transactions, the borrowing base under this facility will be at least $600 million, and that we will utilize at closing approximately $165 million of this facility for loans and letters of credit.

        The new senior secured asset-based revolving credit facility will provide that we will have the right at any time to request up to $200 million of additional commitments under this facility. The lenders under this facility will not be under any obligation to provide any such additional commitments, and any increase in commitments will be subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $800 million, but our ability to borrow under this facility would still be limited by the amount of the borrowing base.

        Interest Rate and Fees.    Borrowings under our new senior secured asset-based revolving credit facility will bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under our new senior secured asset-based revolving credit facility will be 0% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for borrowings under our new senior secured asset-based revolving credit facility will be subject to adjustment based on the historical availability under our new senior secured asset-based revolving credit facility.

        In addition to paying interest on outstanding principal under our new senior secured asset-based revolving credit facility, we will be required to pay a commitment fee of 0.375% per annum in respect of the unutilized commitments thereunder. If the average revolving loan utilization thereunder is 50% or more for any applicable period, the commitment fee will be reduced to 0.250% for such period. We must also pay customary letter of credit fees and agency fees.

        Mandatory Repayments.    If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our new senior secured asset-based revolving credit facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our new senior secured asset-based revolving credit facility is less than $60 million or an event of default has occurred under our new senior secured asset-based revolving credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit with the cash we are required to deposit daily in a collection account maintained with the agent under the facility.

        Voluntary Repayments.    We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans.

        Amortization and Final Maturity.    There is no scheduled amortization under our new senior secured asset-based revolving credit facility. The principal amount outstanding of any loans under our new senior secured asset-based revolving credit facility will be due and payable in full at maturity, five years from the date of closing of the Transactions.

        Guarantees and Security.    All obligations under our new senior secured asset-based revolving credit facility will be unconditionally guaranteed by Newton Acquisition, Inc., our direct parent company, and, subject to the exceptions described in the following sentence, certain of our existing and future domestic subsidiaries. The following entities will not guarantee our new senior secured asset-based revolving credit facility: (i) Neiman Marcus Funding Corporation, (ii) Gurwitch Products, L.L.C., (iii) Kate Spade LLC and (iv) certain immaterial subsidiaries.

        All obligations under our new senior secured asset-based revolving credit facility, and the guarantees of those obligations, will be secured, subject to certain exceptions, by substantially all of our assets and the assets of Newton Acquisition, Inc. and the subsidiary guarantors, including:

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  a first-priority security interest in personal property of consisting of inventory and related accounts, cash, deposit accounts, credit card proceeds, certain related assets and proceeds of the foregoing;

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  a second-priority pledge of 100% of our capital stock and certain of the capital stock held by us, Newton Acquisition, Inc. or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary); and

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  a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of us, Newton Acquisition, Inc. and each guarantor, including a significant portion of our material owned and leased real property (which as of the closing date will consist of a majority of our full-line retail stores) and equipment, but excluding credit card receivables and related assets to the extent sold or otherwise transferred in connection with the Credit Card Sale or any other credit card program transaction and leasehold interests under non-financeable leases.

        In addition, on the closing date of our new senior secured asset-based revolving credit facility, a substantial portion of the collateral described in the last two bullet points above will be pledged to secure on an equal and ratable basis our existing 2028 debentures and, pending their redemption after the closing, our existing 2008 notes for the benefit of the holders thereof, to the extent required by the indenture governing such debentures and notes.

        Capital stock and other securities of a subsidiary of the Company that are owned by the Company or any subsidiary guarantor will not constitute collateral under our senior secured asset-based revolving credit facility to the extent that such securities cannot secure the senior secured indebtedness, our existing 2028 debentures, our existing 2008 notes (pending their redemption following the closing date) or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules. As a result, the collateral under our senior secured asset-based revolving credit facility will include shares of capital stock or other securities of subsidiaries of the Company or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the senior secured indebtedness, the existing 2028 debentures, our existing 2008 notes (until their redemption after the closing) or other secured public debt obligations. Stock of our Brand Development Companies and their assets also will not constitute collateral under our senior secured asset-based revolving credit facility.

        Certain Covenants and Events of Default.    The credit agreement governing our new senior secured asset-based revolving credit facility will contain a number of covenants that, among other things and subject to certain exceptions, will restrict our ability and the ability of our subsidiaries to:

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  incur additional indebtedness;

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  pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

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  make investments, loans, advances and acquisitions;

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  create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

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  engage in transactions with our affiliates;

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  sell assets, including capital stock of our subsidiaries;

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  consolidate or merge;

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  create liens; and

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  enter into sale and lease back transactions.

        The covenants limiting dividends and other restricted payments; investments, loans, advances and acquisitions; and prepayments or redemptions of other indebtedness, will each permit the restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, the principal ones of which are that we must have at least $75 million of pro forma excess availability under the senior secured asset-based revolving credit facility and we must be in pro forma compliance with the fixed charge coverage ratio described in the next paragraph.

        Although the credit agreement governing our new senior secured asset-based revolving credit facility will not require us to comply with any financial ratio maintenance covenants, if less than $60 million is available under our new senior secured asset-based revolving credit facility at any time, we will not be permitted to borrow any additional amounts unless our pro forma ratio of consolidated EBITDA to consolidated Fixed Charges (as such terms are defined in the credit agreement) is at least 1.1 to 1.0.

        The credit agreement governing our new senior secured asset-based revolving credit facility will also contain certain customary affirmative covenants and events of default.

Senior Secured Term Loan Facility

        Overview.    In connection with the Transactions, we will obtain a $1,000 million senior secured term loan facility.

        Interest Rate and Fees.    Borrowings under our new senior secured term loan facility will bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 1/2 of 1% or (b) a

LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits, in each case plus an applicable margin for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under our new senior secured term loan facility will be 2% with respect to base rate borrowings and 3% with respect to LIBOR borrowings.

        Mandatory Repayments.    The credit agreement governing our new senior secured term loan facility will require us to prepay outstanding term loans with 50% (which percentage will be reduced to 25% if our total leverage ratio is less than a specified ratio and will be reduced to 0% if our total leverage ratio is less than a specified ratio) of our annual excess cash flow (as defined in the credit agreement).

        Change of Control Prepayment Offer and Asset Sale Offer.    If a change of control as defined in the Credit Agreement (which will be the same as the corresponding definition in the indebtedness) occurs, we will be required to offer to prepay all outstanding term loans, at a prepayment price amount equal to 101% of the principal amount to be prepaid, plus accrued and unpaid interest to the date of prepayment. We must also offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.

        Voluntary Repayments.    We may voluntarily prepay outstanding loans under our new senior secured term loan facility at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. If we repay all or any portion of our new senior secured term loan facility prior to the first anniversary of the closing date of the Transactions (other than a prepayment that is made with certain designated asset sale proceeds as defined in the credit agreement), we must pay 101% of the principal amount to be repaid.

        Amortization and Final Maturity.    There is no scheduled amortization under our new senior secured term loan facility. The principal amount outstanding of the loans under our new senior secured term loan facility will be due and payable in full at maturity, seven and one-half years from the date of closing of the Transactions.

        Guarantees and Security.    All obligations under our new senior secured term loan facility will be unconditionally guaranteed by Newton Acquisition, Inc., our direct parent company, and each direct and indirect domestic subsidiary of the Company that guarantees the obligations of the Company under our new senior secured asset-based revolving credit facility.

        All obligations under our new senior secured term loan facility, and the guarantees of those obligations, will be secured, subject to certain exceptions, by substantially all our assets and the assets of Newton Acquisition, Inc. and the subsidiary guarantors, including:

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  a first-priority pledge of 100% of our capital stock and certain of the capital stock held by us, Newton Acquisition, Inc. or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary); and

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  a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of us, Newton Acquisition Inc. and each guarantor, including a significant portion of our material owned and leased real property (which as of the closing date will consist of a majority of our full-line retail stores) and equipment, but excluding credit card receivables and related assets to the extent sold or otherwise transferred in connection with the Credit Card Sale or any other credit card program transaction, leasehold interests under non-financeable leases and the collateral described in the following bullet point; and

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  a second-priority security interest in personal property of consisting of inventory and related accounts, cash, deposit accounts, credit card proceeds, certain related assets and proceeds of the foregoing.

        In addition, on the closing date of our new senior secured term loan facility, a substantial portion of the collateral described in the first two bullet points above will be pledged to secure on an equal and ratable basis our existing 2028 debentures and, pending their redemption after the closing, our existing 2008 notes for the benefit of the holders thereof, to the extent required by the indenture governing such debentures and notes.

        Capital stock and other securities of a subsidiary of the Company that are owned by the Company or any subsidiary guarantor will not constitute collateral under our senior secured term loan facility to the extent that such securities cannot secure the senior secured indebtedness, our existing 2028 debentures, our existing 2008 notes (pending their redemption following the closing date) or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules. As a result, the collateral under our senior secured term loan facility will include shares of capital stock or other securities of subsidiaries of the Company or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the senior secured indebtedness, our existing 2028 debentures, our existing 2008 notes (until their redemption after the closing) or other secured public debt obligations. Stock of our Brand Development Companies and their assets also will not constitute collateral under our senior secured term loan facility.

        Certain Covenants and Events of Default.    Our new senior secured term loan facility will contain a number of negative covenants that will be substantially similar to those governing the senior secured indebtedness.

        The credit agreement governing our new senior secured term loan facility also will contain certain customary affirmative covenants substantially similar to those governing our new senior secured asset-based revolving credit facility and certain customary events of default.

Additional Indebtedness

        In connection with the Transactions, we intend to incur an additional:

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  $850,000,000 of new senior secured indebtedness;

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  $750,000,000 of original principal amount of new senior unsecured indebtedness; and

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  $575,000,000 of new senior subordinated indebtedness.

Existing 2028 Debentures

        In May 1998, The Neiman Marcus Group, Inc. issued $125 million aggregate principal amount of 7.125% senior debentures due 2028. The entire principal amount of our existing 2028 debentures will remain outstanding after the closing of the merger and will be equally and ratably secured by a first lien security interest on certain collateral subject to the liens granted under our new senior secured credit facilities and the senior secured indebtedness constituting (a)(i) 100% of the capital stock of certain of our existing and future domestic subsidiaries, and (ii) 100% of the non-voting stock and 65% of the voting stock of certain of our existing and future foreign subsidiaries and (b) certain of our principal properties that will include on the closing date a majority of our full-line stores, in each case, to the extent required by the terms of the indenture governing our existing 2028 debentures.

Existing 2008 Notes

        In May 1998, The Neiman Marcus Group, Inc. issued $125 million aggregate principal amount of 6.65% senior notes due 2008. The entire principal amount of our existing 2008 notes currently remains outstanding. Upon the closing date, we expect to call our existing 2008 notes for redemption pursuant to their terms, at a redemption price equal to the greater of (a) 100% of the principal amount of our existing 2008 notes and (b) the sum of the present values of the remaining scheduled payments thereon, discounted on a semiannual basis at a defined treasury rate plus 15 basis points, plus accrued interest. Because the redemption of our existing 2008 notes will not occur until approximately 30 days after they are called, and the treasury rate used in calculating the redemption payment will be measured on the third business day before redemption, we will not know the exact amount of the required redemption payment at the time we call our existing 2008 notes. We will, however, deposit the estimated amount of the redemption payment into a segregated account at closing. For illustrative purposes only, we have calculated the amount of this payment using an assumed applicable reference treasury rate of 4.02% and an assumed redemption date of August 30, 2005. Based on those assumptions, the aggregate redemption price for our existing 2008 notes would be approximately $134.4 million, (including aggregate accrued interest of $1.4 million and a redemption premium of approximately $8.0 million). Assuming a redemption date of October 31, 2005 and no change in the applicable redemption premium, we expect to pay approximately $136.5 million to effect the redemption of our existing 2008 notes. Until their redemption after the closing, our existing 2008 notes will be equally and ratably secured by a first lien security interest on the same assets securing our existing 2028 debentures, to the extent required pursuant to the terms of the indenture governing our existing 2008 notes.

Brand Development Companies

        The put and call provisions are currently exercisable under the operating agreements with respect to our investments in each of Kate Spade L.L.C. and Gurwitch Products, L.L.C. We have not determined how we would fund the purchase price of the minority interests in such companies in the event the put provisions with respect to either or both of such investments were to be exercised. We currently anticipate that we would be able to raise sufficient funds for such purchase from cash flows from operations, additional indebtedness (which may include, to the extent permitted by the terms thereof, in whole or in part, borrowings under our new senior secured asset-based revolving credit facility) and additional equity, although no assurance can be given that this will be the case, given the uncertainty as to when or whether any such put provision will be exercised or as to the amount we might be required to pay as a result thereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Newton Holding, LLC Limited Liability Company Operating Agreement

        In connection with the Transactions, the Investors are expected to enter into a limited liability company operating agreement in respect of our indirect parent company, Newton Holding, LLC (the "LLC Agreement"). The LLC Agreement will contain agreements among the parties with respect to the election of our directors and the directors of our parent companies, restrictions on the issuance or transfer of interests in us, including tag-along rights and drag-along rights, and other corporate governance provisions (including the right to approve various corporate actions).

        Pursuant to the LLC Agreement, each of TPG and Warburg Pincus will have the right, which will be freely assignable to other Investors, to nominate four directors, and TPG and Warburg Pincus will be entitled to jointly nominate additional individuals, including individuals unaffiliated with the Investors, to also serve as directors. The rights of TPG and Warburg Pincus to nominate directors will be subject to their ownership percentages in Newton Holding, LLC remaining above a specified percentage of their initial ownership percentage. Each of the Sponsors will have the right to have at least one of its directors sit on each committee of the Board of Directors, to the extent permitted by the applicable laws and regulations.

        For purposes of any board action, each director nominated by TPG or Warburg Pincus will have three votes and each of the other directors (including any jointly nominated directors and the directors nominated by other Investors) will have one vote. Certain major decisions of the board of directors of Newton Holding, LLC will require the approval of each of TPG and Warburg Pincus and certain other decisions of the board of directors of Newton Holding, LLC will require the approval of a specified number of directors designated by each of TPG and Warburg Pincus, in each case subject to the requirement that their respective ownership percentage in Newton Holding LLC remains above a specified percentage of their initial ownership percentage.

Management Services Agreement

        Upon completion of the Transactions, we will enter into a management services agreement with affiliates of the Sponsors pursuant to which such affiliates, on the closing date, will be entitled to receive an aggregate transaction fee of $50 million in connection with the Transactions. Pursuant to a provision in such agreement, an affiliate of Warburg Pincus will waive its portion of the transaction fee, $25 million, and the Warburg Pincus funds investing in the equity interests of our parent companies will receive a $25 million discount for such equity interests. In addition, pursuant to such agreement, and in exchange for consulting and management advisory services that will be provided to us by the Sponsors and their affiliates, affiliates of the Sponsors will receive an aggregate annual management fee equal to the lesser of (i) 0.25% of consolidated annual revenue and (ii) $10 million as well as reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the Transactions prior to the closing date and in connection with the provision of services pursuant to the agreement. The management services agreement also will provide that affiliates of the Sponsors may receive fees in connection with certain subsequent financing and acquisition or disposition transactions. The management services agreement will include customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

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  Exhibit 99.1
SUPPLEMENTAL REGULATION FD DISCLOSURE
DEFINITIONS
FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
THE NEIMAN MARCUS GROUP, INC.
OWNERSHIP AND CORPORATE STRUCTURE
RISKS RELATED TO OUR INDEBTEDNESS
RISKS RELATED TO OUR BUSINESS AND INDUSTRY
LIQUIDITY AND CAPITAL RESOURCES RELATING TO THE TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS